Exhibit 4.2

FORM OF

OFFICERS’ CERTIFICATE

(Pursuant to Sections 201, 301 and 303 of the Indenture)

May     , 2005

Constance B. Moore and Edward F. Lange do hereby certify that they are the President and Chief Executive Officer, and Executive Vice President, Chief Financial Officer and Secretary, respectively, of BRE Properties, Inc., a Maryland corporation (the “Company”), and do further certify, pursuant to resolutions of the Board of Directors of the Company adopted on April 21, 2005 (the “Resolutions”), and in accordance with Sections 201, 301 and 303 of the Indenture dated as of June 23, 1997, as amended by a first supplemental indenture dated as of April 23, 1998 (collectively, the “Indenture”) each between the Company and J.P. Morgan Trust Company, National Association (successor to Chase Manhattan Bank and Trust Company, National Association), as trustee (the “Trustee”), as follows:

1. Attached hereto as Annex A is a true and correct copy of a form of note (the “Form of Note”) representing the Company’s 4.875% Notes due 2010 (the “Notes”). The Company is issuing initially $150 million aggregate principal amount of the Notes. The Company may issue additional Notes from time to time after the date hereof. These Notes and any additional Notes subsequently issued under the Indenture shall be treated as separate series for all purposes under the Indenture.

2. The Form of Note sets forth the terms of the Notes, as required to be set forth in this certificate pursuant to Section 301 of the Indenture, and was established on the date hereof by the undersigned pursuant to the authority delegated to them by the Resolutions, and said terms are incorporated herein by reference. $150 million aggregate principal amount of the Notes will be issued at the initial public offering price of 99.594% of the principal amount.

3. Each of the undersigned is authorized to approve the form, terms and conditions of the Notes pursuant to the Resolutions.

4. Attached hereto as Annex B is a true, complete and correct copy of the Resolutions in full force and effect as of the date hereof.

5. Each of the undersigned have read the appropriate provisions of the Indenture, including Sections 201, 301 and 303 thereof and the definitions in such Indenture relating thereto, and certain other corporate documents and records, and have made such examination and investigation as, in the opinion of the undersigned, each considers necessary to enable the undersigned to express an informed opinion as to whether or not the conditions set forth in the Indenture relating to the establishment of the Notes and the form of certificate for the Notes have been complied with, and whether the conditions in the Indenture relating to the authentication and delivery by the Trustee of the Notes have been complied with, hereby certifies that, in the opinion of the undersigned, all conditions precedent provided for in the Indenture (including, without limitation, those set forth in Sections 201, 301 and 303 of the Indenture) relating to the establishment of the terms of the Notes and the form of certificate for the Notes, and relating to the execution, authentication and delivery of the Notes, have been satisfied and complied with.

6. To the best of the knowledge of each of the undersigned, no Event of Default (as defined in the Indenture) with respect to any Debt Securities (as defined in the Indenture) has occurred and is continuing.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned officers has executed this certificate as of the date first written above.

Constance B. Moore
President and Chief Executive Officer

Edward F. Lange, Jr.
Executive Vice President, Chief Financial Officer
and Secretary